BlackRock Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
BlackRock Money Market Portfolio
For the Period Ending: 12/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended December 31, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/05/2006	$1,000	Federal National Mortgage Association	0.049%	01/11/2008
01/09/2006	2,000	Federal National Mortgage Association	4.875	01/11/2008
01/25/2006	1,000	Federal National Mortgage Association	4.960	02/08/2008